Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement dated June 5, 2017 to the Prospectus dated November 22, 2016

Registration Statement No. 333-214756

Fixed - Income Investor Update June 2017

In order, among other things, to utilise the 'safe harbour' provisions of the US Private Securities Litigation Reform Act 1995 , we are providing the following cautionary statement : This document contains certain forward - looking statements with respect to the operations, performance and financial condition of the Group, including, among other things, statements about expected revenues, margins, earnings per share or other financial or other measures . Although we believe our expectations are based on reasonable assumptions, any forward - looking statements, by their very nature, involve risks and uncertainties and may be influenced by factors that could cause actual outcomes and results to be materially different from those predicted . The forward - looking statements reflect knowledge and information available at the date of preparation of this document and AstraZeneca undertakes no obligation to update these forward - looking statements . We identify the forward - looking statements by using the words 'anticipates', 'believes', 'expects', 'intends' and similar expressions in such statements . Important factors that could cause actual results to differ materially from those contained in forward - looking statements, certain of which are beyond our control, include, among other things : the loss or expiration of, or limitations to, patents, marketing exclusivity or trademarks, or the risk of failure to obtain and enforce patent protection ; effects of patent litigation in respect of IP rights ; the impact of any delays in the manufacturing, distribution and sale of any of our products ; the impact of any failure by third parties to supply materials or services ; the risk of failure of outsourcing ; the risks associated with manufacturing biologics ; the risk that R&D will not yield new products that achieve commercial success ; the risk of delay to new product launches ; the risk that new products do not perform as we expect ; the risk that strategic alliances and acquisitions, including licensing and collaborations, will be unsuccessful ; the risks from pressures resulting from generic competition ; the impact of competition, price controls and price reductions ; the risks associated with developing our business in emerging markets ; the risk of illegal trade in our products ; the difficulties of obtaining and maintaining regulatory approvals for products ; the risk that regulatory approval processes for biosimilars could have an adverse effect on future commercial prospects ; the risk of failure to successfully implement planned cost reduction measures through productivity initiatives and restructuring programmes ; the risk of failure of critical processes affecting business continuity ; economic, regulatory and political pressures to limit or reduce the cost of our products ; failure to achieve strategic priorities or to meet targets or expectations ; the risk of substantial adverse litigation/government investigation claims and insufficient insurance coverage ; the risk of substantial product liability claims ; the risk of failure to adhere to applicable laws, rules and regulations ; the risk of failure to adhere to applicable laws, rules and regulations relating to anti - competitive behaviour ; the impact of increasing implementation and enforcement of more stringent anti - bribery and anti - corruption legislation ; taxation risks ; exchange rate fluctuations ; the risk of an adverse impact of a sustained economic downturn ; political and socio - economic conditions ; the risk of environmental liabilities ; the risk of occupational health and safety liabilities ; the risk associated with pensions liabilities ; the impact of failing to attract and retain key personnel and to successfully engage with our employees ; the risk of misuse of social medial platforms and new technology ; and the risk of failure of information technology and cybercrime . Nothing in this presentation / webcast should be construed as a profit forecast . 2 Forward - looking statements

We have filed a registration statement (including a prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission for the offering to which this presentation relates. Before you invest, you should also read the prospectus in that registration statement, the preliminary prospectus supplement and the documents incorporated by reference therein for more complete information about the company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained by sending a request to: Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-888-603-5847 or by email at barclaysprospectus@broadridge.com; HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, NY 10018, Attention: Transaction Management Group, by telephone at 1-866-811-8049; Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, by telephone at 1-800-294-1322 or by email at dg.prospectus_requests@baml.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com.This presentation is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.Non-GAAP MeasuresThis presentation contains financial measures that are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include our core financial measures and constant exchange rate (CER) growth rates. Non-GAAP measures included in this presentation should be considered in addition to, but not as substitutes for, the information we prepare in accordance with GAAP and as a result should be reviewed in conjunction with our financial statements. We provide a reconciliation in the Appendix to this presentation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. However, the Company presents Core EPS guidance only at CER. It is unable to provide guidance on a Reported/GAAP basis because the Company cannot reliably forecast material elements of the Reported/GAAP result, including the fair value adjustments arising on acquisition-related liabilities, intangible asset impairment charges and legal settlement provisions.

We have filed a registration statement (including a prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission for the offering to which this presentation relates . Before you invest, you should also read the prospectus in that registration statement, the preliminary prospectus supplement and the documents incorporated by reference therein for more complete information about the company and this offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained by sending a request to : Barclays Capital Inc . c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 , by telephone at 1 - 888 - 603 - 5847 or by email at barclaysprospectus@broadridge . com ; HSBC Securities (USA) Inc . , 452 Fifth Avenue, New York, NY 10018 , Attention : Transaction Management Group, by telephone at 1 - 866 - 811 - 1649 ; Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC 1 - 004 - 03 - 43 , 200 North College Street, 3 rd floor, Charlotte, NC 28255 - 0001 , Attention : Prospectus Department, by telephone at 1 - 800 - 294 - 1322 or by email at dg . prospectus_requests@baml . com ; or Morgan Stanley & Co . LLC, Attention : Prospectus Department, 180 Varick Street, 2 nd Floor, New York, NY 10014 , by telephone at (866) 718 - 1649 or by email at prospectus@morganstanley . com . This presentation is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful . Non - GAAP Measures This presentation contains financial measures that are not calculated in accordance with generally accepted accounting principles (“GAAP”) . These non - GAAP financial measures include our core financial measures and constant exchange rate ( CER ) growth rates . Non - GAAP measures included in this presentation should be considered in addition to, but not as substitutes for, the information we prepare in accordance with GAAP and as a result should be reviewed in conjunction with our financial statements . We provide a reconciliation in the Appendix to this presentation between our non - GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP . However, the Company presents Core EPS guidance only at CER . It is unable to provide guidance on a Reported/GAAP basis because the Company cannot reliably forecast material elements of the Reported/GAAP result, including the fair value adjustments arising on acquisition - related liabilities, intangible asset impairment charges and legal settlement provisions . 3 Disclaimer

A global biopharmaceutical business delivering medicines to patients through innovative science and excellence in development and commercialisation 4 AstraZeneca at a glance US Emerging Markets Europe Established Rest of World 2016: $7,365m Product Sales 2015: $ 9,474m 2014: $ 10,120m 2016: $5,794m Product Sales 2015: $5,822m 2014: $ 5,827m 2016: $5,064m Product Sales 2015: $ 5,323m 2014: $ 6,638m 2016: $3,096m Product Sales 2015: $ 3,022m 2014: $ 3,510m What science can do

Transaction highlights & key messages

• Issuer: AstraZeneca PLC • Type of offering: SEC Registered • Ranking: Senior Unsecured • Size: $ Benchmark • Tenor: 5 - year, 10 - year • Ratings: A3 (stable) / A - (negative) • Use of Proceeds: General Corporate Purposes, which may include the refinancing of existing indebtedness • Listing: New York Stock Exchange 6 Transaction highlights

7 Key messages A Strategy For Growth - b ased on what science can do An Attractive Pipeline - on track in a busy period of newsflow Growth Platforms - underpinned by Emerging Markets Financial Policies - supporting capital - allocation priorities

Strategy update

9 Strategic priorities Achieve scientific leadership 1 Return to growth 2 Be a great place to work 3

Three therapy areas 10 Focused strategy Respiratory Cardiovascular & Metabolic Diseases Oncology Commitment to further focus the portfolio

Full pipeline of new medicines (NMEs)

Achieve scientific leadership 1

Phase I

32 New Molecular Entities

Small molecule	Large molecule
AZD0156 ATM solid tumours	MEDI0562# hOX40 solid tumours
AZD2811# Aurora solid tumours	MEDI0680 PD-1 solid tumours
AZD4635 A2aR inhibitor solid tumours	MEDI1873 GITR solid tumours
AZD6738 ATR solid tumours	MEDI3726# PSMA prostate
AZD8186 PI3Kβ solid tumours	MEDI4276 HER2 solid tumours
AZD9150# STAT3 haems & solids	MEDI5083 immune activator solid tumours
AZD9496 SERD ER+ breast	MEDI-565# CEA BiTE GI tumours
AZD4831 MPO HFpEF	MEDI9197# TLR 7/8 solid tumours
AZD5718 FLAP CAD	MEDI9447 CD73 solid tumours
AZD8601# VEGF-A cardiovascular	MEDI5884# cholesterol modulation
AZD0284 RORg psoriasis/respiratory	MEDI8111 Rh-Factor II trauma/bleeding
AZD5634 inhaled ENaC cystic fibrosis	MEDI1814# amyloidβ Alzheimer's disease
AZD7594+abediterol# inhaled SGRM+LABA	MEDI7352 NGF/TNF osteoarthritis pain
AZD7986# DPP1 COPD	MEDI0700# BAFF/B7RP1 SLE
AZD9567 SGRM RA/respiratory	MEDI4920 CD40L-Tn3 pSS
	MEDI7734 ILT7 myositis
	MEDI9314 IL4R atopic dermatitis

Phase II

25 New Molecular Entities

Small molecule	Large molecule
AZD1775# Wee1 solid tumours	MEDI-573# IGF metastatic breast cancer
AZD4547 FGFR solid tumours	MEDI0382 GLP-1/glucagon diabetes/obesity
AZD5363# AKT breast cancer	MEDI4166 PCSK9/GLP-1 diabetes/CV
Lynparza#¶+cediranib CONCERTO PARP+VEGF recurrent Pt-R ovarian	MEDI6012 LCAT ACS
savolitinib# MET pRCC	tezepelumab# TSLP asthma/atopic dermatitis
Tagrisso BLOOM EGFR NSCLC CNS mets	inebilizumab# CD19 neuromyelitis optica
vistusertib (AZD2014) mTOR 1/2 solid tumours	mavrilimumab# GM-CSFR rheumatoid arthritis
AZD4076 miR103/107 NASH	MEDI5872# primary Sjögren's syndrome
abediterol# LABA asthma/COPD	MEDI3902 Psl/PcrV Pseudomonas pneumonia
AZD1419# inhaled TLR9 asthma	MEDI4893 α-Toxin Staphylococcus pneumonia
AZD7594 inhaled SGRM asthma	MEDI8852 influenza A treatment
AZD8871# MABA COPD	MEDI8897# RSV passive prophylaxis
verinurad URAT-1 hyperuricemia/gout	

Phase III

9 New Molecular Entities

Small molecule	Large molecule
acalabrutinib¶# BTK inhibitor B cell malignancy	durvalumab#+tremelimumab MYSTIC
selumetinib ASTRA MEK 2L diff. thyroid	moxetumomab pasudotox# PLAIT CD22 HCL
roxadustat# HIFPH anaemia CKD/ESRD	tralokinumab IL-13 severe asthma
PT010 LABA/LAMA/ICS COPD	anifrolumab# TULIP IFNaR SLE
lanabecestat# (AZD3293) BACE Early Alzheimer	

Applications Under Review

3 New Molecular Entities

Small molecule	Large molecule
ZS-9 potassium binder hyperkalaemia	durvalumab# PD-L1 2L bladder
	benralizumab# IL-5R severe asthma

Includes significant fixed-dose combination projects, and parallel indications that are in a separate therapy area
Partnered and/or in collaboration; ¶ Registrational P2/3 study

Oncology | Cardiovascular and metabolic disease | Respiratory | Other

Status as of 27 April 2017.

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Key 2017 news flow from late-stage pipeline

Supporting on-going pipeline-driven transformation

1
Achieve scientific leadership

Regulatory news

Siliq
Psoriasis
Approval (US)

ZS-9
hyperkalaemia
Positive opinion (EU)

Qtern
Type-2 diabetes
Approval (US)

ZS-9
hyperkalaemia
Complete Response Letter (US)

Tagrisso
mNSCLC T790M
Full approval (US)

Tagrisso
mNSCLC T790M
Full approval (EU)

Imfinzi
mUC 2L
Accelerated approval (US)

2017: Encouraging year-to-date news flow for patients and company

Clinical news

Lynparza
BRCAm metastatic breast cancer
Phase III positive

tralokinumab
Severe, uncontrolled asthma
Phase III negative

Imfinzi
Stage III NSCLC
Phase III positive

Favourable

Unfavourable

mNSCLC = metastatic Non-Small Cell Lung Cancer.
mUC = metastatic Urothelial (bladder) Carcinoma.
Status of occurred events as of May 2017.

12

Late-stage pipeline news flow 2017 & 2018
Unlocking and realising potential of new medicine

1 Achieve scientific leadership

	Q2 2017 / mid-2017	H2 2017	2018
Regulatory decision	***Faslodex*** - breast cancer (1L) (JP) **durvalumab** - bladder cancer (US)	***Faslodex*** - breast cancer (1L) (US, EU) ***Lynparza*** - ovarian cancer (2L) (US) **benralizumab** - severe, uncontrolled asthma (US)	***Bydureon*** - autoinjector (US) **benralizumab** - severe, uncontrolled asthma (EU,JP)
Regulatory submission	***Lynparza*** - ovarian cancer (2L) (EU) **acalabrutinib** - blood cancer (US) ***Bevespi*** - COPD (EU)	***Lynparza*** - breast cancer **durvalumab** - lung cancer (PACIFIC) (US) **durva +/- treme** - lung cancer (MYSTIC) - lung cancer (ARCTIC) ***Bydureon*** – CVOT[1]	***Lynparza*** - ovarian cancer (1L) ***Tagrisso*** - lung cancer (1L) **durva +/- treme** - head & neck cancer (KESTREL) - head & neck cancer (EAGLE) - bladder cancer (DANUBE) **moxetumomab** - leukaemia **selumetinib** - thyroid cancer **roxadustat** - anaemia[2] **benralizumab** - COPD **tralokinumab** - severe, uncontrolled asthma ***Duaklir*** - COPD (US) **PT010** - COPD
Key Phase III/II* data readouts	**durva +/- treme** - lung cancer (MYSTIC) **(mid-2017)** **acalabrutinib** - blood cancer	***Lynparza*** - ovarian cancer (1L) ***Tagrisso*** - lung cancer (1L) **durvalumab** - lung cancer (PACIFIC) **durva +/- treme** - lung cancer (ARCTIC) - head & neck cancer (KESTREL) **moxetumomab** - leukaemia ***Bydureon*** - CVOT **tralokinumab** - severe, uncontrolled asthma	**durva +/- treme** - lung cancer (NEPTUNE) - head & neck cancer (EAGLE) - bladder cancer (DANUBE) **selumetinib** - thyroid cancer **roxadustat** - anaemia **benralizumab** - COPD **PT010** - COPD **anifrolumab** - lupus

1. CVOT = Cardiovascular Outcomes Trial.
2. AstraZeneca-sponsored trials.
Status as of 27 April 2017.

13

AstraZeneca in non-small cell lung cancer (NSCLC)

Overview of approved medicines and ongoing Phase III trials

1 Achieve scientific leadership

Patients with EGFR-mutated tumours
~15-20% of patients, but double in Asia

- *Tagrisso* **ADAURA** (2021/2022)
- *Iressa* EGFRm ✓ Approved globally
- *Tagrisso* **FLAURA**(H2 2017)
- *Tagrisso* T790M ✓ Approved globally

Patients with no EGFR- or ALK-mutated tumours
~75-80% of patients

- **ADJUVANT** (2020)
- **PACIFIC** ✓ PFS primary endpoint met early
- **POSEIDON CTx** (TBD)
- **PEARL** (2020)
- **NEPTUNE** (2018)
- **MYSTIC** (Mid-2017)
- **ARCTIC** (H2 2017)

= *Imfinzi* + treme

= *Imfinzi*

Stage/progression of disease

Stage Ib-IIIa	Stage III	1st line	2nd/3rd line
Stage I-III (early / non-metastatic)		Stage IV (metastatic)	

( ) = First data anticipated
Source: AstraZeneca epidemiology data

14

Respiratory stable; growth in all other areas 15 Growth Platforms: Good start to 2017 1. New CVMD comprises Brilinta and Diabetes. 2. New Oncology comprises Lynparza , Iressa (US) and Tagrisso . 3. Total Product Sales for Growth Platforms adjusted to remove duplication on a medicine and regional basis Absolute values at actual exchange rates. Growth for Q1 2017 unless otherwise stated. Q1 2017 $m % Actual change % CER change % Total Revenue Growth Platforms 3 3,572 4 5 66 Emerging Markets 1,562 7 9 - Respiratory 1,181 (2) 0 - New CVMD 1 798 5 6 - Japan 450 5 3 - New Oncology 2 236 n/m n/m -

Geographic platform for growth 16 Emerging Markets US 35% of Product Sales Europe 24% of Product Sales Rest of World Established (ex - Japan) 4% of Product Sales Japan 10% of Product Sales Emerging Markets (ex - China) 15% of Product Sales China 12% of Product Sales 2016 Product Sales as reported.

Great place to work Headquarters Gothenburg, Sweden Gaithersburg, US Cambridge, UK Strategic R&D Centre Strategic R&D Centre 17

Realising company vision Great place to work 1. A passion for people development 6. Access to medicines & social responsibility 5. Environmental sustainability 4. Energising sites and workplaces 3. Flawless technology and ways of working 2. Strong, supportive, leadership at all levels Values and Purpose 18

Financial update

Q1 2017 $m % change % Total Revenue Total Revenue 5,405 (10) 100 - Product Sales 4,843 (12) 90 - Externalisation Revenue 562 3 10 Gross Profit 4,511 (12) - Distribution Expenses (77) 6 1 R&D Expenses (1,453) 2 27 SG&A Expenses (2,300) (8) 43 Other Operating Income 236 n/m 4 Operating Profit 917 (23) 17 Net Finance Expense (322) 9 3 Taxation (70) 2 EPS $0.42 (35) Reported profit & loss Absolute values at actual exchange rates. Growth at CER and for Q1 2017 unless otherwise stated Reconciliation of Core to Reported performance shown in Appendix 20

Q1 2017 $m % change % Total Revenue Gross Profit 4,578 (11) 100 Distribution Expenses (77) 6 1 R&D Expenses (1,338) (3) 25 SG&A Expenses (1,829) (12) 34 Other Operating Income 333 n/m 6 Operating Profit 1,667 (2) 31 Net Finance Expense (174) 15 3 Taxation (258) 5 EPS $0.99 (4) Core profit & loss Absolute values at actual exchange rates. Growth at CER and for Q1 2017 unless otherwise stated Reconciliation of Core to Reported performance shown in Appendix 21

0.0 0.5 1.0 1.5 Q1 14 Q2 14 Q3 14 Q4 14 Q1 15 Q2 15 Q3 15 Q4 15 Q1 16 Q2 16 Q3 16 Q4 16 Q1 17 0.0 1.0 2.0 3.0 Q1 14 Q2 14 Q3 14 Q4 14 Q1 15 Q2 15 Q3 15 Q4 15 Q1 16 Q2 16 Q3 16 Q4 16 Q1 17 • Reduction in Core R&D costs • Q1 2017: Down by 3% • FY 2017: Core R&D costs are expected to be broadly in line with those in FY 2016 • Very significant reduction in Core SG&A costs • Q1 2017: Down by 12% • FY 2017: Further reduction in Core SG&A costs from FY 2016 Continued progress and focus on cost discipline Absolute values and growth at CER; growth rates for Q1 2017 unless otherwise stated Reconciliation of Core to Reported performance shown in Appendix $bn Significant reduction in Core SG&A costs Reduction in Core R&D costs (12)% (3)% 22

FY 2017 guidance and capital - allocation priorities Guidance Investment in the business Progressive dividend policy Strong, investment - grade credit rating Immediately earnings - accretive, value - enhancing opportunities Total Revenue 3 Low to mid single - digit percentage decline Core EPS 1,2 Low to mid teens percentage decline Capital - allocation priorities 23 1. Core EPS guidance anticipates a normalised effective Core tax rate in FY 2017 of 16 - 20% (FY 2016: 11%). 2. Core EPS guidance is presented only at CER . See “Non - GAAP Measures” 3. Revenue guidance is at CER

0 0 0 255 255 255 240 171 0 131 0 81 131 0 81 0 56 101 104 210 223 60 16 83 196 214 0 63 68 68 Body Text Background Accent 3 Headline / Bullets / # in circles Accent 1 Accent 5 Table Heading (Block) Accent 4 Highlight Also use for map (Lighter 40%) Accent 2 Subheading Accent 6 24 Net debt position 31 - Mar - 17 $m 31 - Dec - 16 $m Gross debt (17,402) (16,808) Cash & cash equivalents 3,129 5,018 Other investments 548 898 Net derivative financial instruments 1 215 235 Closing net (debt)/funds (13,510) (10,657) 1. Net derivative financial instruments represents sum of derivative financial instruments reported in the balance sheet unde r N on - current assets, Current Assets, No - current liabilities and Current liabilities

0 0 0 255 255 255 240 171 0 131 0 81 131 0 81 0 56 101 104 210 223 60 16 83 196 214 0 63 68 68 Body Text Background Accent 3 Headline / Bullets / # in circles Accent 1 Accent 5 Table Heading (Block) Accent 4 Highlight Also use for map (Lighter 40%) Accent 2 Subheading Accent 6 25 Debt and credit ratings The Board continues to target a strong, investment - grade credit rating. The Company is currently rated as: – Moody’s : A3 Stable outlook – Standard & Poor’s : A - Negative outlook • AstraZeneca chooses to hold a significant cash balance to meet operational funding needs. Gross cash and investments position (excluding derivatives) as at 31 March 2017 was $3.9bn • Cash and investments comprise AAA - rated liquidity funds, fully collateralised repurchase agreements, fixed income securities and bank deposits • Committed undrawn bank facilities of $3bn maturing 2022, as at 31 March 2017 • Commercial paper (USCP) outstanding of $0.7bn as at 31 March 2017 1 FX converted at March 2017 spot rates (USD/EUR 0.9349; USD/GBP 0.7975) Debt Maturity Profile at 31 March 2017 1

0 0 0 255 255 255 240 171 0 131 0 81 131 0 81 0 56 101 104 210 223 60 16 83 196 214 0 63 68 68 Body Text Background Accent 3 Headline / Bullets / # in circles Accent 1 Accent 5 Table Heading (Block) Accent 4 Highlight Also use for map (Lighter 40%) Accent 2 Subheading Accent 6 26 Prudent treasury risk - management policies The Company operates with a centralised Treasury structure so that key Treasury risks are managed at a Group level. Investment policy • Security and liquidity • Financial counterparty limits Foreign Exchange Policy • Foreign Exchange exposures managed centrally • Transactional currency exposures substantially hedged Interest Rate Policy • Level of floating rate debt matched to cash • Significant portion of financial liabilities at fixed interest rates Credit Risk • Cash managed centrally • Derivatives positions fully collateralised Liquidity Policy • Substantial level of available cash and unutilised credit facilities • Group funding centrally managed

Summary

0 0 0 255 255 255 240 171 0 131 0 81 131 0 81 0 56 101 104 210 223 60 16 83 196 214 0 63 68 68 Body Text Background Accent 3 Headline / Bullets / # in circles Accent 1 Accent 5 Table Heading (Block) Accent 4 Highlight Also use for map (Lighter 40%) Accent 2 Subheading Accent 6 28 Key messages A Strategy For Growth - b ased on what science can do An Attractive Pipeline - on track in a busy period of newsflow Growth Platforms - underpinned by Emerging Markets Financial Policies - supporting capital - allocation priorities

0 0 0 255 255 255 240 171 0 131 0 81 131 0 81 0 56 101 104 210 223 60 16 83 196 214 0 63 68 68 Body Text Background Accent 3 Headline / Bullets / # in circles Accent 1 Accent 5 Table Heading (Block) Accent 4 Highlight Also use for map (Lighter 40%) Accent 2 Subheading Accent 6 Reported Restructuring Intangible Asset Amortisation & Impairments Diabetes Alliance Other 1 Core 2 $m $m $m $m $m $m Gross Profit 4,511 38 29 - - 4,578 R&D Expense (1,453) 104 11 - - (1,338) SG&A Expense (2,300) 94 252 102 23 (1,829) Other Operating Income 236 76 21 - - 333 Operating Profit 917 312 313 102 23 1,667 Net Finance Expense (322) - - 82 66 (174) Profit Before Tax 582 312 313 184 89 1,480 Taxation (70) (66) (78) (37) (7) (258) Earnings Per Share ($) 0.42 0.19 0.19 0.12 0.07 0.99 29 Appendix – Q1 2017 Reconciliation of Core to Reported performance 1 Other adjustments include provision charges related to certain legal matters and discount unwind on acquisition - related liabilit ies 2 Each of the measures in the Core column in the above table are non - GAAP measures.

Fixed - Income Investor Update June 2017